Exhibit 99.2

Date: March 25, 2012

Subject: announcement

Dear Yahoos:

Attracting top-notch new directors to our Board is a sign of Yahoo!’s potential, and today I am pleased to report we have appointed three new Board members who come to us from the highest tier of the media, advertising and marketing, and internet industries. The attached press release will introduce you to: John Hayes, Executive Vice President and Chief Marketing Officer of American Express Company; Peter Liguori, former Chief Operating Officer of Discovery Communications, Inc. and former Chairman and President of Entertainment of Fox Broadcasting Network; and Tom McInerney, until just recently the Chief Financial Officer of IAC/InterActiveCorp.

Having met all three, I can attest to their experience, their outstanding track records, and the range and depth of their vision about our business. They are also independent thinkers who – along with the rest of our newly constituted Board – will, I expect, challenge and engage me and the entire leadership team as together we move fast and think bigger about what Yahoo! can and should be.

As you will see from the press release, the Board and its Nominating and Corporate Governance Committee appointed these directors after a process that also included consideration of the individuals proposed by Third Point. In the end, the Committee decided that these three individuals’ credentials and track record best qualified them to serve Yahoo! shareholders.

At the same time, in recognition of Third Point’s stock ownership, and in an effort to avoid the expense and distraction of a proxy fight, the Board offered a seat to one of Third Point’s nominees, Mr. Harry Wilson, and also said it would agree to appoint an additional mutually acceptable candidate, outside of Third Point’s three other nominees. Unfortunately, as you’ll see in the press release, Third Point’s CEO Dan Loeb rejected that proposal, insisting that unless he personally was appointed to the Board, Third Point would continue its proxy contest. Given that the Board’s Committee had determined that other candidates were more qualified, the Board indicated that – although it remains open to hearing Third Point’s viewpoint and to working constructively with them – such an appointment was not in the best interest of Yahoo! and its shareholders.

I promise you this: the Board and I will not be distracted from doing the hard work necessary to get Yahoo! back on track. We are looking ahead, focused on all that Yahoo! can become. Together with our new directors, we can all bring Yahoo! back to being the forward-leaning engine of growth and innovation we all want it to be.

Scott

P.S. By the way, the disclosure language below is legally required on communications like this during a proxy contest so that’s why it’s included on my note to you.

Important Additional Information

Yahoo! will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2012 annual meeting of stockholders. Stockholders are strongly advised to read Yahoo!’s 2012 proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Stockholders will be able to obtain copies of Yahoo!’s 2012 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo! with the SEC in connection with its 2012 annual meeting of stockholders for no charge at the SEC’s website at www.sec.gov.

Yahoo!, its directors, executive officers and certain employees may be deemed participants in the solicitation of proxies from stockholders in connection with Yahoo!’s 2012 annual meeting of stockholders. Information concerning the ownership of Yahoo! securities by Yahoo!’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Yahoo!’s proxy statement for its 2011 annual meeting of stockholders filed with the SEC on April 29, 2011. Information regarding Yahoo!’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies for the 2012 annual meeting of stockholders, including their respective interests by security holdings or otherwise, also will be set forth in the definitive proxy statement for Yahoo!’s 2012 annual meeting of stockholders when it is filed with the SEC.

Scott Thompson

CEO